Exhibit (a)(5)(e)

NEWS RELEASE

Asahi Kasei Commences Tender Offer for ZOLL Medical Corporation

Tokyo, Japan/ New York, NY, U.S. – March 26, 2012 – Asahi Kasei Corporation (TSE1: 3407, hereinafter: Asahi Kasei), Japan’s leading diversified chemical manufacturer with businesses in the health care, chemicals & fibers, homes & construction materials, and electronics sectors, announced today the commencement of a tender offer through its indirect wholly owned U.S. subsidiary Asclepius Subsidiary Corporation for all outstanding shares of common stock of ZOLL Medical Corporation (NASDAQ GS: ZOLL, hereinafter: ZOLL) for $93 per share, net to the seller in cash, without interest and less any required withholding taxes.

The tender offer is being made pursuant to an Offer to Purchase, dated March 26, 2012, and in connection with the previously announced Agreement and Plan of Merger, dated March 12, 2012, among Asahi Kasei, Asahi Kasei Holdings US, Inc. (a wholly-owned subsidiary of Asahi Kasei), Asclepius Subsidiary Corporation, and ZOLL.

The tender offer is scheduled to expire at the end of Friday, April 20, 2012, at 12:00 Midnight, New York City time, subject to one or more possible extensions. After expiration, there may be one or more subsequent offering periods.

The tender offer is conditioned on the minimum tender of at least two-thirds of the outstanding shares of ZOLL on a fully diluted basis as well as the receipt of applicable regulatory clearances and other customary conditions. The transaction is not subject to a financing condition.

As previously disclosed, the transaction has been approved by the Boards of Directors of Asahi Kasei and ZOLL. The ZOLL Board of Directors has recommended that ZOLL stockholders accept the offer and tender their shares into the offer.

Following the completion of the tender offer, Asahi Kasei intends to implement a second-step merger pursuant to which all remaining shares of ZOLL common stock not tendered in the offer will be converted into the right to receive the same cash price per share as in the offer.

Upon completion of the merger, ZOLL will become a wholly-owned subsidiary within the Asahi Kasei Group, managed by the current ZOLL management team and with all current business units and operations remaining intact. ZOLL will also be delisted from the NASDAQ stock exchange at that time, if not sooner.

Asahi Kasei has identified health care as a key growth sector and this acquisition represents an important milestone in achieving its long term strategic objective of creating a globally competitive health care business with a clear and unique focus on the field of critical care. Asahi Kasei plans strategic investments to accelerate the realization of ZOLL’s mission of leading the world in resuscitation technologies.

The Depositary and Paying Agent for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is Georgeson, Inc. The tender offer materials may be obtained at no charge by downloading them from the SEC’s website at www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be downloaded from Asahi Kasei’s website at: www.asahi-kasei.co.jp/asahi/en/ir/; and free copies of the Recommendation Statement and related materials may be obtained from ZOLL by written request to: ZOLL Medical Corporation. Attn: Investor Relations, 269 Mill Road, Town of Chelmsford, MA 01824.

-Ends-

INVESTOR CONTACTS

Information Agent, Georgeson:	+1-212-440-9800 (Banks and Brokers)
+1-888-607-9107 (All Others, Toll Free)

MEDIA CONTACTS

Asahi Kasei Corporation:
Corporate Communications:	Tokyo	+81-3-3296-3008 (M. Nakamura)
Kreab Gavin Anderson:	Tokyo	+81-3-5404-0640 (M. Hattori, D. Hayden)
	New York	+1-646-490-2767 (J. Goldman-Brown)

NOTES TO EDITORS

About Asahi Kasei Corporation

Asahi Kasei is Japan’s leading diversified chemical manufacturer with businesses in the health care, chemicals & fibers, homes & construction materials, and electronics sectors. The company’s growth strategy involves continuous transformation of its business portfolio through constant innovation in anticipation of emerging changes to market needs, and through this process Asahi Kasei has developed into a diversified solution provider. With more than 25,000 employees around the world, the company serves customers in more than 100 countries.

Within the health care field, the company is active in pharmaceuticals (including agents for dysuria, osteoporosis, disseminated intravascular coagulation, and herpes), medical devices (including artificial kidneys and therapeutic apheresis devices), and bioprocess products (including virus removal filters and bioprocess equipment).

For more information, visit www.asahi-kasei.co.jp/asahi/en/.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies that help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a three-time Forbes 100 Most Trustworthy Company, ZOLL was designated in 2011 as one of Forbes Top 100 Small Public Companies in America with annual revenues under $1 billion. ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe.

For more information, visit www.zoll.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Asahi Kasei and ZOLL have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transaction, Asahi Kasei’s operation of the ZOLL business following completion of the transaction, and statements regarding the future operation, direction and success of ZOLL’s business. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the transaction; uncertainties as to the percentage of ZOLL stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the control of Asahi Kasei or ZOLL; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in ZOLL’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections of ZOLL’s most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q, as well as the tender offer documents to be filed by Asahi Kasei and Asclepius Subsidiary Corporation, an indirect wholly owned subsidiary of Asahi Kasei, and the Solicitation/Recommendation Statement to be filed by ZOLL. Neither Asahi Kasei nor ZOLL undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward looking statements in this announcement are qualified in their entirety by this cautionary statement.

Important Information for Investors and Stockholders

This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of ZOLL. The solicitation and offer to buy shares of ZOLL common stock is only being made pursuant to the Offer to Purchase and forms of letters of transmittal and other documents relating to the tender offer that Asahi Kasei and Asclepius Subsidiary Corporation filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2012, as may be amended from time to time. In addition, ZOLL has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer by Asahi Kasei and Asclepius Subsidiary Corporation. Asahi Kasei, Asclepius Subsidiary Corporation and ZOLL intend to mail these documents to the stockholders of ZOLL. These documents will contain important information about the tender offer and stockholders of ZOLL are urged to read them carefully and in their entirety when they become available including any amendments thereto, prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Stockholders of ZOLL will be able to obtain a free copy of these documents (when they become available) and other documents filed by ZOLL, Asahi Kasei or Asclepius Subsidiary Corporation with the SEC at the website maintained by the SEC at www.sec.gov or on Asahi Kasei’s website at www.asahi-kasei.co.jp/asahi/en/ir/. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Georgeson, Inc., call Toll Free at (888) 607-9107, Banks and Brokers call (212) 440-9800.